UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 24, 2025

AlTi Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40103	92-1552220
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

22 Vanderbilt Ave, 27th Floor, New York, New York	10017
(Address of principal executive offices)	(Zip Code)

(212) 396-5900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	ALTI	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2025, AlTi Global, Inc. (the “Company”) announced the appointment of Michael W. Harrington as the Company’s Chief Financial Officer and the departure of Stephen Yarad as Chief Financial Officer of the Company.

Mr. Harrington brings nearly four decades of experience in financial services across the banking, investment management and asset management industries to the position. Mr. Harrington most recently served as the Chief Financial Officer of Republic First Bancorp, Inc. (“Republic Bank”) from December 2022 to April 2024. Prior to Republic Bank, Mr. Harrington was a Banker-in-Residence with Jacobs Asset Management in 2022 and the Chief Financial Officer of Bryn Mawr Trust Corporation from 2015 through 2022.

In connection with his appointment, the Company entered into a letter agreement with Mr. Harrington on February 24, 2025, setting forth the initial terms of his employment and compensation (the “Offer Letter”). The Offer Letter is for a term commencing on February 26, 2025 and ending on February 28, 2027 (the “Initial Term”). Following the expiration of the Initial Term, Mr. Harrington’s employment with the Company will be on an at-will basis unless otherwise agreed to by Mr. Harrington and the Company. Pursuant to the Offer Letter, Mr. Harrington will receive an annual salary of $400,000 during the Initial Term. In addition, Mr. Harrington will receive (i) a minimum guaranteed cash bonus of $467,000 in each of 2025 and 2026, to be paid on the date in 2026 and 2027, respectively, on which annual discretionary cash bonuses for such years are granted to employees of the Company, and (ii) a grant of $308,000 in restricted stock units in each of 2025 and 2025 under the AlTi Global, Inc. 2023 Stock Incentive Plan (the “Stock Plan”). Beginning in 2027 and thereafter, Mr. Harrington will be eligible for a discretionary bonus in line with the Company’s standard pay practices. The Company will also provide Mr. Harrinton with either corporate housing or a housing expense allowance of $5,000 per month (or another mutually agreed upon amount) and an additional amount equal to the tax liability for such expense. If Mr. Harrington’s employment with the Company ends prior to the expiration of the Initial Term, other than if he resigns or is terminated for cause, Mr. Harrington will be entitled to (i) a lump sum payment of his remaining unpaid base salary, (ii) any unpaid portion of his guaranteed bonuses for 2025 and 2026, payable whenever those amounts would have been paid or awarded, (iii) any ungranted equity for 2026, granted whenever that award would have been awarded, and (iv) the same Company contributions to group health premiums for the remainder of the Initial Term. The foregoing description of the Offer Letter is qualified in its entirety by reference to the copy of the Offer Letter filed as Exhibit 10.1 hereto.

No family relationship exists between Mr. Harrington and any of the Company’s directors or executive officers. There are no arrangements or understandings between Mr. Harrington and any other person pursuant to which Mr. Harrington was selected as an officer of the Company, nor are there any transactions to which the Company is or was a participant and in which Mr. Harrington had or will have a direct or indirect material interest subject to disclosure under Item 404(a) of Regulation S-K.

A copy of the related press release, which the Company issued on February 25, 2025, is attached as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Offer Letter, by and between AlTi Global, Inc. and Michael Harrington, dated February 24, 2025.
99.1	Press Release dated February 26, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTI GLOBAL, INC.
By:	/s/ Michael Tiedemann
Name:	Michael Tiedemann
Title:	Chief Executive Officer
Date:	February 26, 2025